 Exhibit 99.1

FOR IMMEDIATE RELEASE
October 25, 2007

Contacts:   Melanie J. Dressel, President and
Chief Executive Officer (253) 305-1911

Gary R. Schminkey, Executive Vice President
and Chief Financial Officer (253) 305-1966

COLUMBIA BANKING SYSTEM ANNOUNCES INCREASED THIRD QUARTER 2007 EARNINGS;
EXCEEDS $3 BILLION IN ASSETS AND $2 BILLION IN LOANS

THIRD QUARTER HIGHLIGHTS

•	Net income of $9.3 million, up 11% from third quarter 2006; earnings per diluted share of $0.53
•	Results include acquisitions of Mountain Bank Holding Company and Town Center Bancorp, completed July 23, 2007.
•	Reached milestone of over $3 billion in assets, which were $3.12 billion, a 22% increase from $2.55 billion December 31, 2006.
•	Total loans were $2.21 billion, an increase of $504 million, or 29%, from December 31, 2006.
•	Asset quality remains good
•	Total deposits were $2.5 billion, up 22% from December 31, 2006.
•	Linked-quarter efficiency ratio improves to 59.23%
•	Columbia Bank attains #1 deposit market share in Pierce County; Bank of Astoria maintains #1 deposit market share in Clatsop County.

TACOMA, Washington----Columbia Banking System, Inc. (NASDAQ: COLB) today announced earnings for the third quarter 2007 of $9.3 million, an increase of 11% from $8.3 million for the third quarter of 2006. Earnings were $0.53 per diluted share, up from $0.52 per diluted share one year ago. Pro-forma earnings for the third quarter, which exclude nonrecurring expenses associated with the acquisitions of Mountain Bank Holding Company and Town Center Bancorp, were $9.5 million, resulting in pro-forma earnings per diluted share of $0.54. Revenue (net interest income plus noninterest income) was $36.5 million for the third quarter of 2007, up 20% from $30.5 million one year ago. Return on average equity and return on average tangible equity for the third quarter 2007 were 12.18% and 15.81%, respectively, compared to 13.88% and 16.32%, respectively, for the third quarter of the prior year. The decreases in return on equity and return on tangible equity for the quarter were primarily due to the increase in shareholder equity related to the two acquisitions in the third quarter of 2007. Return on average tangible equity, a non-GAAP performance measure, is used by Columbia’s management in recognition of the goodwill created by acquisitions, providing a more consistent comparison with pre-acquisition performance.

Third quarter 2007 results reflect the financial consolidation of Mountain Bank Holding Company and Town Center Bancorp, which were acquired on July 23, 2007; consequently, third quarter and year-to-date 2006 financial information does not include the results of the two organizations. For comparative purposes to prior periods, Mountain Bank Holding Company and Town Center Bancorp combined contributed $287 million in loans, $360 million in assets, and $305 million in deposits, all as of July 23, 2007.

Net income for the nine months ended September 30, 2007 increased $1.3 million to $25.1 million, up 6% from $23.8 million for the first nine months of 2006. On a diluted per share basis, net income for the nine months ended September 30, 2007 was $1.51, compared with $1.47 for the same period last year, an increase of 3%. Return on average equity and return on average tangible equity for the nine months ended September 30, 2007 were 12.92% and 16.03%, respectively, compared to 13.58% and 16.02%, respectively. for the same period of 2006. Revenue for the nine months ended September 30, 2007 was $99.8 million, up 9% from $91.4 million for the first nine months of 2006.

Melanie Dressel, President & Chief Executive Officer said, “We continue to experience good earnings growth due to increased interest income resulting from higher loan volumes, reflecting our strong internal growth as well as the impact of our recent acquisitions. This was a landmark quarter for Columbia, as we reached $3 billion in assets, $2 billion in loans, and closed two strategic acquisitions extending our geographic footprint into two important markets. We are beginning to benefit from the planned cost savings associated with these transactions, although it will take several months to complete the integration process. We are eager to build on these investments by offering a broader array of products and services to our new customers, enabling us to enhance and deepen these relationships.”

Ms. Dressel continued, “Maintaining the stability of our net interest margin at 4.4% was also a noteworthy achievement in light of the margin compression that many of our competitors and peers are experiencing. Columbia’s dedicated staff continued their commitment to enhancing and deepening customer relationships, resulting in organic growth in loans and deposits of approximately $217 million and $131 million, respectively, for the first nine months of 2007. As of June 30, 2007, Columbia Bank has the number one share of the deposit market in Pierce County, Washington, according to the FDIC Deposit Market Share Report. Bank of Astoria continues to maintain their number one status in their primary market while recently celebrating their 40th anniversary of service to communities along the northern coast of Oregon.”

At September 30, 2007, Columbia’s total assets were $3.12 billion, an increase of 22% from $2.55 billion at December 31, 2006. Total loans were $2.21 billion at September 30, 2007, up 29% from $1.71 billion at year-end 2006, and 34% from $1.66 billion at September 30, 2006. Total deposits increased to $2.48 billion at September 30, 2007, an increase of 22% from December 31, 2006. Core deposits totaled $1.64 billion at September 30, 2007, comprising 66% of total deposits.

Operating Results

Net Interest Income

Net interest income increased $4.4 million, or 18%, in the third quarter 2007 compared to the third quarter 2006. The increase is due to increased loans outstanding from new loan originations as well as loans derived from acquisitions. For the three months and nine months ended September 30, 2007, funding costs have increased as our core deposits have shifted within our existing portfolio toward higher cost core and non-core funding products. In addition, the deposits derived from our acquisitions were comprised of a greater percentage of non-core deposits. Columbia has maintained a stable net interest margin because we were able to offset the increased funding costs with higher yielding assets. The net interest margin was 4.40% for the third quarter of 2007, compared to 4.41% for the third quarter of 2006. On a linked quarterly basis, the net interest margin was 4.37% and 4.36%, respectively, for the first and second quarters of 2007. The 50 basis point reduction in the prime rate on September 18, 2007 had a fractional impact on our net interest income, because the rate change occurred so late in the third quarter. Due to our asset sensitive position, the full impact will not be realized until the fourth quarter, as we have over $650 million in loans tied to prime related indices which adjust on a daily basis.

Average interest-earning assets increased to $2.70 billion, or 18%, during the third quarter of 2007, compared with $2.29 billion during the third quarter of 2006. The yield on average interest-earning assets increased 44 basis points to 7.41% during the third quarter of 2007, from 6.97% for the same period in 2006.  Average interest-bearing liabilities increased to $2.18 billion from $1.80 billion last year. The cost of average interest-bearing liabilities increased 49 basis points to 3.74% in the third quarter of 2007, compared to 3.25% in the third quarter of 2006.

For the nine months ended September 30, 2007, net interest income increased 9% to $79.3 million from $73.0 million for the same period last year. During the first nine months of 2007, Columbia’s net interest margin decreased to 4.38% from 4.51% for the same period of 2006. Average interest-earning assets grew to $2.52 billion during the first nine months of 2007, compared with $2.25 billion for the same period of 2006. The yield on average interest-earning assets increased 47 basis points to 7.27% during the first nine months of 2007, from 6.80% in 2006.  In comparison, average interest-bearing liabilities grew to $2.00 billion compared with $1.76 billion for the first nine months of 2006.  The cost of average interest-bearing liabilities increased 71 basis points to 3.64% during the first nine months of 2007, compared to 2.93% for the same period in 2006.

Noninterest income

Total noninterest income for the third quarter 2007 was $7.6 million, an increase of 25% from $6.1 million a year ago. The increase in noninterest income is primarily due to increased service charges and other miscellaneous fees earned over a larger customer base. The increase in service charges is a result of a change in our deposit account fee structure combined with an increase in the number of deposit accounts. The increase in deposit accounts results from a combination of organic growth and accounts obtained from our two acquisitions which closed early in the third quarter. The increase in other miscellaneous fees is attributed to the two acquisitions and fees collected from increased activity within our wealth management advisory services and our customer interest rate swap program which we started during the second quarter of 2007. Fees earned during the first nine months of 2007 for wealth management advisory services within our CB Financial Services unit have increased $509,000, or 86%, over the same period in 2006. Total noninterest income for the first nine months of 2007 was $20.5 million, up from $18.3 million for the same period of 2006. These increases are primarily attributable to the same factors discussed above for the three month period.

Noninterest expense

Noninterest expense for the third quarter of 2007 was $22.4 million up from $18.1 million for the same period in 2006. The two acquisitions during the quarter represent approximately $2.1 million of the increase in noninterest expense inclusive of an estimated $300,000 of nonrecurring items. Ms. Dressel noted, “We are pleased that even with merger expenses, our efficiency ratio improved to 59.23% for the third quarter, from 63.39% in the first quarter 2007, and 60.04% in the second quarter of 2007.”

In addition, Other Noninterest Expense in the third quarter 2006 was decreased $611,000 by the favorable mark to market adjustments associated with our interest rate floor instruments. After considering the prior year adjustment for the interest rate floors and the effect of the acquisitions, the increase in noninterest expense on a comparative basis for the quarter approximates $1.6 million.

Noninterest expense for the first nine months of 2007 was $63.1 million, an increase of 9.5% from $57.6 million for the same period of 2006. During the second quarter 2006, Other Noninterest Expense was impacted $1.8 million by the unfavorable mark to market adjustments associated with our interest rate floor instruments. After considering the prior year-to-date net adjustments of $1.2 million for the interest rate floors, included in Other Noninterest Expense, and the effect of the acquisitions, the increase in noninterest expense on a comparative basis for the first nine months of 2007 approximates $4.6 million. This increase is largely attributed to costs associated with our expansion efforts within the King, Thurston and Whatcom County markets.

Nonperforming Assets and Loan Loss Provision

During the third quarter of 2007, Columbia allocated $1.2 million to its provision for loan and lease losses, compared to $650,000 for the same period in 2006.  The increased allocation for the three months ending September 30, 2007 is due to moderate loan growth during the period.  In the third quarter of 2007, Columbia had total charge-offs of $528,000 and recoveries of $146,000, resulting in a net charge-off position of $382,000. The current quarter compares favorably to the same period last year when total charge-offs were $843,000 coupled with recoveries of $129,000, resulting in a net charge-off position of $714,000.

For the first nine months of 2007, the Company allocated $2.2 million to its provision for loan and lease losses, compared to $1.1 million for the same period in 2006. This increased allocation is consistent with the rate of loan growth for the first nine months of 2007 compared to the same period in 2006.   Year-to-date, the company’s organic increase in net loans has been approximately $217 million compared to $91 million during the prior year-to-date period.  For the first nine months of 2007, charge-offs were $854,000 and recoveries were $662,000, resulting in a year-to-date net charge-off position of $192,000, or 0.01% of total loans. The current year-to-date compares favorably to the same period last year when total charge-offs were $1.42 million coupled with recoveries of $405,000, resulting in a net charge-off position of $1.02 million. Ms. Dressel commented, “As the economy of the Pacific Northwest changes, we will maintain a prudent approach to credit quality, and expect to add to our provision for loan loss as appropriate to ensure we maintain adequate reserves.”

At September 30, 2007, Columbia’s ratio of nonperforming assets to total assets was 0.33%, compared to 0.20% of period-end assets one year ago. The increase in nonperforming assets during the quarter was centered in a single $4.9 million credit originated in October of 2006 in which Columbia Bank participates with another lender who acts as agent in the transaction.  The borrower is engaged in the business of selling residential lots to builders for the purpose of constructing single family residences.  The borrower’s inability to obtain final plat approval prior to the expiration of agreements for the sale of lots at a predetermined price combined with softening market conditions resulted in new agreements for the sale of lots at prices reduced from the original agreements. Given these developments, management believes the conservative course of action is to place the loan on non-accrual until a restructure of the debt is completed.  As a result, our ratio of the allowance for loan and lease losses to nonperforming loans declined to 248% at September 30, 2007 compared with 580% at December 31, 2006 and 427% at September 30, 2006.

Expansion Activities

The acquisitions of Mountain Bank Holding Company, and Town Center Bancorp closed on July 23, 2007, bringing Columbia’s number of branches to 53, located in nine counties in Washington and Oregon. These strategic acquisitions expand Columbia’s footprint into important markets. The Company will continue to look for opportunities to grow strategically through de novo expansion and accretive partnerships.

Columbia Bank’s previously announced Lacey Branch, which had been delayed by permitting issues, is currently under construction and is scheduled to open in the next few months. A new Bellingham office is slated to open during the fourth quarter of this year

About Columbia

Headquartered in Tacoma, Washington, Columbia Banking System, Inc. is a Tacoma-based bank holding company whose wholly owned banking subsidiaries are Columbia Bank and Bank of Astoria, which operate a combined total of 53 branches. Columbia Bank is a Washington state-chartered full-service commercial bank. With the July 23, 2007 completion of the acquisitions of Mountain Bank Holding Company and Town Center Bancorp, Columbia Bank has 48 banking offices in Pierce, King, Cowlitz, Kitsap and Thurston counties in Washington State, and Clackamas and Multnomah counties in Oregon. Included in Columbia Bank are former branches of Mt. Rainier National Bank, doing business as Mt. Rainier Bank, with 7 branches in King and Pierce counties. Bank of Astoria, a federally insured commercial bank headquartered in Astoria, Oregon, operates four branches in Clatsop County: Astoria, Warrenton, Seaside and Cannon Beach; and one branch in Manzanita in Tillamook County. More information about Columbia can be found on its website at www.columbiabank.com.

###

Note Regarding Forward Looking Statements

This news release includes forward looking statements, which management believes are a benefit to shareholders. These forward looking statements describe Columbia’s management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of Columbia’s style of banking and the strength of the local economy. The words “will,” “believe,” “expect,” “should,” and “anticipate” and words of similar construction are intended in part to help identify forward looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in Columbia’s filings with the SEC, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on Columbia than expected and adversely affect Columbia’s ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new branches are lower than expected; (4) costs or difficulties related to the integration of acquisitions are greater than expected; (5) competitive pressure among financial institutions increases significantly; (6) legislation or regulatory requirements or changes adversely affect the businesses in which Columbia is engaged.

FINANCIAL STATISTICS
Columbia Banking System, Inc.
Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share)	2007	2006	2007	2006
Earnings
Net interest income	$28,860	$24,405	$79,258	$73,013
Provision for loan and lease losses	$1,231	$650	$2,198	$1,115
Noninterest income	$7,631	$6,108	$20,549	$18,348
Noninterest expense	$22,425	$18,098	$63,093	$57,574
Net income	$9,256	$8,335	$25,083	$23,762
Per Share
Net income (basic)	$0.53	$0.52	$1.52	$1.49
Net income (diluted)	$0.53	$0.52	$1.51	$1.47

Averages
Total assets	$2,969,197	$2,504,371	$2,738,099	$2,458,431
Interest-earning assets	$2,702,487	$2,290,351	$2,519,623	$2,250,192
Loans	$2,102,281	$1,647,471	$1,905,945	$1,609,739
Securities	$572,124	$627,821	$584,057	$630,895
Deposits	$2,382,881	$1,975,103	$2,159,495	$1,960,387
Core deposits	$1,610,523	$1,433,641	$1,514,175	$1,424,671
Shareholders' Equity	$301,499	$238,272	$273,731	$234,015

Financial Ratios
Return on average assets	1.24%	1.32%	1.22%	1.29%
Return on average equity	12.18%	13.88%	12.92%	13.58%
Return on average tangible equity(1)	15.81%	16.32%	16.03%	16.02%
Average equity to average assets	10.15%	9.51%	9.48%	9.52%
Net interest margin	4.40%	4.41%	4.38%	4.51%
Efficiency ratio (tax equivalent) (2)	59.23%	58.81%	60.79%	59.48%

	September 30,		December 31,
	2007	2006	2006
Period end
Total assets	$3,122,744	$2,507,450	$2,553,131
Loans	$2,212,751	$1,655,809	$1,708,962
Allowance for loan and lease losses	$25,380	$20,926	$20,182
Securities	$577,712	$611,497	$605,133
Deposits	$2,477,794	$2,020,065	$2,023,351
Core deposits	$1,637,530	$1,460,634	$1,473,701
Shareholders' equity	$329,969	$245,801	$252,347

Book value per share	$18.45	$15.32	$15.71
Tangible book value per share	$12.79	$13.27	$13.68

Nonperforming assets
Nonaccrual loans	$9,983	$4,101	$2,414
Restructured loans	257	804	1,066
Other personal property owned	—	—	—
Other real estate owned	181	—	—
Total nonperforming assets	$10,421	$4,905	$3,480

Nonperforming loans to period-end loans	0.46%	0.30%	0.20%
Nonperforming assets to period-end assets	0.33%	0.20%	0.14%
Allowance for loan and lease losses to period-end loans	1.15%	1.26%	1.18%
Allowance for loan and lease losses to nonperforming loans	247.85%	426.63%	579.94%
Allowance for loan and lease losses to nonperforming assets	243.55%	426.63%	579.94%
Net loan charge-offs (recoveries)	$192 (3)	$1,018 (4)	$2,712 (5)

(1)	Annualized net income, excluding core deposit intangible asset amortization, divided by average daily shareholders’ equity, excluding average goodwill and average core deposit intangible asset.
(2)
Noninterest expense divided by the sum of net interest income and noninterest income on a tax equivalent basis, excluding gain/loss on sale of investment securities, net cost (gain) of OREO and mark-to-market adjustments of interest rate floor instruments.

(3)	For the nine months ended September 30, 2007.
(4)	For the nine months ended September 30, 2006.
(5)	For the twelve months ended December 31, 2006.

FINANCIAL STATISTICS
Columbia Banking System, Inc.
Unaudited

	Period End
(in thousands)	September 30,		December 31,
	2007	2006	2006
Loan Portfolio Composition
Commercial business	$732,195	$600,615	$617,899

Real Estate:
One-to-four family residential	55,233	49,507	51,277
Five or more family residential and commercial	872,342	704,452	687,635
Total Real Estate	927,575	753,959	738,912

Real Estate Construction:
One-to-four family residential	231,017	77,093	92,124
Five or more family residential and commercial	154,455	80,918	115,185
Total Real Estate Construction	385,472	158,011	207,309

Consumer	171,786	145,873	147,782
Subtotal loans	2,217,028	1,658,458	1,711,902
Less: Deferred loan fees	(4,277)	(2,649)	(2,940)
Total loans	$2,212,751	$1,655,809	$1,708,962

Loans held for sale	$2,273	$1,160	$933

Deposit Composition
Demand and other noninterest bearing	$474,600	$455,773	$432,293

Interest bearing demand	451,282	395,281	414,198

Money market	593,301	495,933	516,415

Savings	118,347	113,647	110,795

Certificates of deposit	840,264	559,431	549,650
Total deposits	$2,477,794	$2,020,065	$2,023,351

QUARTERLY FINANCIAL STATISTICS
Columbia Banking System, Inc.
Unaudited

	Three Months Ended
	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
(in thousands, except per share)	2007	2007	2007	2006	2006
Earnings
Net interest income	$28,860	$25,695	$24,703	$24,750	$24,405
Provision for loan and lease losses	$1,231	$329	$638	$950	$650
Noninterest income	$7,631	$6,741	$6,177	$6,324	$6,108
Noninterest expense	$22,425	$20,266	$20,402	$18,560	$18,098
Net income	$9,256	$8,544	$7,283	$8,341	$8,335

Per Share
Net income (basic)	$0.53	$0.53	$0.45	$0.52	$0.52
Net income (diluted)	$0.53	$0.53	$0.45	$0.52	$0.52
Averages
Total assets	$2,969,197	$2,654,863	$2,586,025	$2,517,836	$2,504,371
Interest-earning assets	$2,702,487	$2,460,603	$2,392,372	$2,310,502	$2,290,351
Loans	$2,102,281	$1,846,163	$1,765,692	$1,688,600	$1,647,471
Securities	$572,124	$582,378	$597,952	$602,075	$627,821
Deposits	$2,382,881	$2,090,273	$2,001,136	$2,024,108	$1,975,103
Core deposits	$1,610,523	$1,485,966	$1,444,210	$1,459,281	$1,433,641
Shareholders' Equity	$301,499	$262,905	$256,292	$249,202	$238,272
Financial Ratios
Return on average assets	1.24%	1.29%	1.14%	1.31%	1.32%
Return on average equity	12.18%	13.04%	11.52%	13.28%	13.88%
Return on average tangible equity	15.81%	15.04%	13.38%	15.49%	16.32%
Average equity to average assets	10.15%	9.90%	9.91%	9.90%	9.51%
Net interest margin	4.40%	4.36%	4.37%	4.43%	4.41%
Efficiency ratio (tax equivalent)	59.23%	60.04%	63.39%	57.41%	58.81%
Period end
Total assets	$3,122,744	$2,660,946	$2,676,204	$2,553,131	$2,507,450
Loans	$2,212,751	$1,859,592	$1,833,852	$1,708,962	$1,655,809
Allowance for loan and lease losses	$25,380	$21,339	$20,819	$20,182	$20,926
Securities	$577,712	$570,742	$599,306	$605,133	$611,497
Deposits	$2,477,794	$2,117,325	$2,081,026	$2,023,351	$2,020,065
Core deposits	$1,637,530	$1,472,206	$1,518,797	$1,473,701	$1,460,634
Shareholders' equity	$329,969	$259,773	$261,329	$252,347	$245,801
Book value per share	$18.45	$16.07	$16.17	$15.71	$15.32
Tangible book value per share	$12.79	$14.06	$14.16	$13.68	$13.27
Nonperforming assets
Nonaccrual loans	$9,983	$4,972	$2,580	$2,414	$4,101
Restructured loans	257	985	806	1,066	804
Other personal property owned	—	32	—	—	—
Other real estate owned	181	—	—	—	—
Total nonperforming assets	$10,421	$5,989	$3,386	$3,480	$4,905

Nonperforming loans to period-end loans	0.46%	0.32%	0.18%	0.20%	0.30%
Nonperforming assets to period-end assets	0.33%	0.23%	0.13%	0.14%	0.20%
Allowance for loan and lease losses to period-end loans	1.15%	1.15%	1.14%	1.18%	1.26%
Allowance for loan and lease losses to nonperforming loans	247.85%	358.22%	614.86%	579.94%	426.63%
Allowance for loan and lease losses to nonperforming assets	243.55%	356.30%	614.86%	579.94%	426.63%
Net loan charge-offs (recoveries)	$382	$(191)	$1	$1,694	$714

CONSOLIDATED CONDENSED STATEMENTS OF INCOME
Columbia Banking System, Inc.
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share)	2007	2006	2007	2006

Interest Income
Loans	$42,353	$32,010	$112,607	$90,982
Taxable securities	4,625	5,019	14,067	15,185
Tax-exempt securities	2,005	1,944	5,925	5,124
Federal funds sold and deposits with banks	395	193	1,180	354
Total interest income	49,378	39,166	133,779	111,645

Interest Expense
Deposits	16,841	10,868	42,617	28,767
Federal Home Loan Bank advances	2,454	3,370	8,117	8,344
Long-term obligations	584	519	1,604	1,470
Other borrowings	639	4	2,183	51
Total interest expense	20,518	14,761	54,521	38,632

Net Interest Income	28,860	24,405	79,258	73,013
Provision for loan and lease losses	1,231	650	2,198	1,115
Net interest income after provision for loan and lease losses	27,629	23,755	77,060	71,898

Noninterest Income
Service charges and other fees	3,561	2,891	9,813	8,632
Merchant services fees	2,251	2,154	6,344	6,366
Gain on sale of securities available for sale, net	—	—	—	10
Bank owned life insurance (“BOLI”)	502	427	1,379	1,260
Other	1,317	636	3,013	2,080
Total noninterest income	7,631	6,108	20,549	18,348

Noninterest Expense
Compensation and employee benefits	12,159	9,878	34,365	28,973
Occupancy	3,241	2,735	9,023	8,068
Merchant processing	880	881	2,587	2,552
Advertising and promotion	575	608	1,779	2,114
Data processing	743	475	1,863	1,795
Legal & professional services	695	580	2,205	1,547
Taxes, licenses & fees	773	637	2,089	1,873
Gain on sale of other real estate owned, net	—	—	—	(11)-
Other	3,359	2,304	9,182	10,663
Total noninterest expense	22,425	18,098	63,093	57,574
Income before income taxes	12,835	11,765	34,516	32,672
Provision for income taxes	3,579	3,430	9,433	8,910
Net Income	9,256	$8,335	$25,083	$23,762

Net income per common share:
Basic	$.53	$.52	$1.52	$1.49
Diluted	$.53	$.52	$1.51	$1.47
Dividend paid per common share	$0.17	$0.15	$0.49	$0.42
Average number of common shares outstanding	17,339	15,981	16,472	15,931
Average number of diluted common shares outstanding	17,533	16,143	16,636	16,135

CONSOLIDATED CONDENSED BALANCE SHEETS
Columbia Banking System, Inc.
(Unaudited)

(in thousands)	September 30, 2007	December 31, 2006
Assets
Cash and due from banks	$82,760	$76,365
Interest-earning deposits with banks	6,695	13,979
Federal funds sold	15,000	14,000
Total cash and cash equivalents	104,455	104,344

Securities available for sale at fair value (amortized cost of $567,804 and $598,703 respectively)	564,861	592,858
Securities held to maturity at cost (fair value of $1,290 and $1,871 respectively)	1,245	1,822
Federal Home Loan Bank stock at cost	11,606	10,453
Loans held for sale	2,273	933
Loans, net of deferred loan fees of ($4,277) and ($2,940), respectively	2,212,751	1,708,962
Less: allowance for loan and lease losses	25,380	20,182
Loans, net	2,187,371	1,688,780

Interest receivable	16,292	12,549
Premises and equipment, net	55,745	44,635
Other real estate owned	181	—
Goodwill	93,737	29,723
Other assets	84,978	67,034
Total Assets	$3,122,744	$2,553,131

Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing	$474,600	$432,293
Interest-bearing	2,003,194	1,591,058
Total deposits	2,477,794	2,023,351

Short-term borrowings:
Federal Home Loan Bank advances	252,275	205,800
Securities sold under agreements to repurchase	—	20,000
Other borrowings	208	198
Total short-term borrowings	252,483	225,998
Long-term subordinated debt	25,498	22,378
Other liabilities	37,000	29,057
Total liabilities	2,792,775	2,300,784

Commitments and contingent liabilities	—	—
Shareholders’ equity:
Preferred stock (no par value)
Authorized, 2 million shares; none outstanding	—	—

	September 30,	December 31,
	2007	2006
Common stock (no par value)
Authorized shares	63,034	63,034
Issued and outstanding	17,882	16,060	224,804	166,763
Retained earnings			105,913	89,037
Accumulated other comprehensive loss			(748)	(3,453)
Total shareholders’ equity			329,969	252,347
Total Liabilities and Shareholders’ Equity			$3,122,744	$2,553,131